UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Offering of Senior Notes

On April 2, 2012, SandRidge Energy, Inc. (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Company, certain subsidiary guarantors named therein (the “Guarantors”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and RBS Securities Inc. (the “Representatives”), as representatives of the several initial purchasers, relating to the issuance and sale of $750,000,000 in aggregate principal amount of the Company’s 8.125% Senior Notes due 2022 (the “Notes”). The Notes were priced at par. The net proceeds to the Company from the sale of the Notes are expected to be $730.7 million after deducting the initial purchasers’ discounts and estimated offering expenses.

The sale of the Notes is expected to close on April 17, 2012. The Company intends to use the net proceeds of the offering to finance the cash consideration of approximately $680.0 million payable in connection with the Company’s pending acquisition of Dynamic Offshore Resources, LLC (“Dynamic”) and to pay related costs and expenses. Any remaining net proceeds are expected to be used for general corporate purposes. The closing of the offering is conditioned upon the concurrent closing of the Dynamic acquisition and is subject to customary closing conditions. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

In connection with the closing of the sale of the Notes, the Company intends to enter into (i) an Indenture, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, and (ii) a Registration Rights Agreement, among the Company, the Guarantors and the Representatives, each relating to the Notes.

The Notes are being offered and sold to the several initial purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers intend to sell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

The initial purchasers and certain of their affiliates have provided, and may in the future provide, financial advisory, investment banking, and commercial banking, financial advisory and other commercial services in the ordinary course of business to the Company, the Guarantors and certain of the Company’s affiliates, for which they receive customary fees and expense reimbursement. Affiliates of the initial purchasers are lenders under the Company’s senior credit facility. In addition, certain of the initial purchasers or their affiliates have also agreed to provide interim financing to us under certain circumstances in the event the offering is not completed, for which these initial purchasers would be paid customary fees.

Item 8.01 – Other Events

On April 2, 2012, the Company issued a press release announcing the pricing of the Notes. A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K pursuant to Rule 135c under the Securities Act.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include statements relating to when we expect to close the proposed transaction. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risk that the transaction described above may not be completed, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, filed with the SEC. All of the forward-looking statements made in this Current Report on Form 8-K are qualified by these cautionary statements. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated April 2, 2012, by and among the Company, certain subsidiary guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and RBS Securities Inc., as representatives of the several initial purchasers.

99.1	Press release, dated April 2, 2012, announcing the pricing of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: April 4, 2012	By:	/s/ James D. Bennett

James D. Bennett
Executive Vice President and Chief Financial Officer